AQUACELL WATER, INC.
                           [Aquacell Water, Inc. Logo]



                                STOCKHOLDER LETTER



                                    May 7, 2008




              10410 Trademark Street,  Rancho Cucamonga, CA  91730

                     800-326-5222    www.aquacellwater.com


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AQUACELL WATER, INC.
[Aquacell Water, Inc. Logo]


May 7, 2008


Dear Aquacell Water Stockholder:

Many of your fellow stockholders have requested an update on our business, and this letter will serve to provide both an overview of our business and an update of our recent progress.


What Aquacell Water Does

Aquacell Water has historically provided customized turn-key water treatment solutions for an array of water quality issues in a wide variety of markets. Our experience provided a natural fit for the Company to take advantage of a January 2006 federal mandate that lowered the allowable level of arsenic in drinking water from 50 parts-per-billion (ppb) to 10ppb.

Although this regulation became effective more than two years ago, industry estimates show that most public drinking water companies have still not complied with the regulation. In fact, estimates show widespread non-compliance in states in the southwest. where the heaviest concentration of arsenic contamination exists.

[Image 1]
Arsenic System Installed in La Union, NM 180,000,000 gallons/year

The two primary reasons for non-compliance are that water providers are awaiting the release of federal or state funding, while others are simply waiting for enforcement action to take place before they comply. In both situations, there is progress being made. Funding is being released and state officials, who are charged with enforcement of the regulation, are beginning to take action.


Aquacell's Arsenic Removal Differentiation

The Company has sought to distinguish itself from its competitors by obtaining the best arsenic removal adsorbent media available, and found titanium dioxide to provide the most consistent removal of arsenic across a wide range of water quality. Initially, the company partnered with the Dow Chemical Company, but learned that the company that had invented and patented the technology - the Hydroglobe division of Graver Technologies - manufactured a better-developed product marketed under the name MetSorb.

MetSorb was tested and validated by third party experts and is believed by many to be the best arsenic removal media on the market. MetSorb offers many benefits over the product developed by Dow from Graver's technology. It is a more robust material that provides a better performance for our customers. MetSorb is also utilized in Brita and other point-of-use systems for heavy metal removal, most notably lead.

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Our Relationship with Graver Technologies (A Berkshire Hathaway Company)

Aquacell Water negotiated for and was granted the exclusive US distributorship for MetSorb HMRG, which was expanded to Russia and the other former
Soviet republics.

Although not a household name, Graver Technologies is a significant role-player in the water industry. The Graver Water Group contributes greater than 10% of the annual revenues of $7 billion of Marmon Group, LLC. Controlling interest in The Marmon Group was recently acquired by Warren Buffet's Berkshire Hathaway, with an option to purchase the remaining 40%.

Graver also provides the Company with comprehensive technical support. A significant role that Graver fulfills for us is determining the "bed volumes", or removal capacity of arsenic in our customer's water, based upon methodical analysis. Because the constituents of water vary greatly from one well to another, competing or interfering ions present may affect the longevity performance of any arsenic removal media. Once determined, Graver - now backed by the clout of Berkshire Hathaway - will provide both Aquacell and the customer with a performance warranty.

[Image 2]
MetSorb media being loaded at Abra Water - 262,000,000 gallons/year

This essentially removes risk for our customers, as they can accurately project their cost of treating the water for arsenic. It further provides Aquacell with a well-known company standing behind its product, giving Aquacell a tremendous advantage in the marketplace.


Aquacell Turn Key Arsenic Treatment Solutions

Aquacell provides its customers with complete turn key customized systems. Based upon certain criteria - such as water chemistry, well flow rates, space limitations, Graver's estimates of media life and other factors - Aquacell designs an arsenic treatment system that is suitable for the given situation.

The Company's in-house engineering staff takes the customer through the permitting process with submissions of documentation to state and local officials. Depending upon the size of the system, Aquacell fabricates the system either in-house or on-site, including required pre-treatment, installs and tests the system and trains the water operator.

In some states, pilot testing is required prior to installing a full-scale system in order to verify to the customer that the projected media life expectancy is accurate. This allows the water company to accurately project on-going operating costs and has become a requirement in some areas because initially, many manufacturers were overstating the capacity of their media.

[Image 3]
Arsenic System, Picacho State Prison - 105,000,000 gallons/year

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Installed Systems

Arsenic treatment systems we currently have in place utilizing our equipment and/or media have the capacity to treat more than 5,000,000,000 (five billion) gallons of water annually. The systems we have installed are treating from 10 gallons per minute to 2000 gallons per minute, indicating Aquacell's ability to provide a broad spectrum of systems. Our systems have been sold to the Bureau of Indian Affairs for schools on the Navajo reservation, prisons, numerous water districts - both very large and very small, wineries, manufacturing facilities and water bottlers.

[Image 4]
New Mexico Utilities - 790,000,000 gallons/year (Media replacement only).

Over the past several months, in addition to the Navajo Nation systems, we have completed a number of systems including: Picacho State Prison, Abra Water Company, White Hills Water District, Shepherd Martinez Lake Marine Corp Base and Jermuk bottled water.

The prestigious Jermuk bottled water from Armenia was a notable project awarded to Aquacell. When the FDA ordered Jermuk water off the shelves due to extremely high levels of arsenic (over 500ppb), the bottlers were forced to perform in depth testing of arsenic removal medias that would efficiently remove this extremely high level of arsenic without affecting the taste or other beneficial properties of the water. MetSorb was selected over all other treatment and Aquacell designed, built and shipped a system to Armenia. Once installed, water analysis showed complete removal of the arsenic and the bottlers are now once again permitted to sell the water in the United States. As previously mentioned, Aquacell subsequently negotiated with Graver to be the exclusive distributor of MetSorb in Armenia, Russia and the other former Soviet
Union republics.

[Image 5 and 6]
Jermuk Bottled Water Arsenic Removal System - 5,250,000 gallons/year


On-Going Revenue Stream

As the arsenic media becomes saturated within a treatment system, the MetSorb media needs to be changed out, creating an on-going revenue stream from each system. This revenue stream will become quite lucrative for the Company as more systems are installed. Furthermore, given the attributes of MetSorb, Aquacell
can replace competitor's media with MetSorb.   Aquacell has already begun to
replace exhausted media in several systems, including the six systems installed on the Navajo reservation.


Current Activity

Quotation activity, bidding and contract awards continue at a brisk pace. Our current quote log totals over $50 million, the largest in the Company's history. The average system selling price - including both equipment and media - is approximately $250,000 with approximately 40% of that being comprised of the replaceable media from which the on-going revenue stream is generated.

We are seeing an acceleration of the quotation activity particularly in the Southwest region of the United States. In California alone, over 120 public drinking water providers have recently received notification of non-compliance with the arsenic regulation promulgated by the Environmental Protection Agency.

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In this current quarter, we are anticipating contract awards of approximately
$1 million, of which nearly half have already been received. These jobs, which are in various stages of completion, include various arsenic removal systems for public drinking water companies, as well as a Northern California winery and a Canadian oil company.

Pilot activity is on-going in several states. The majority of this activity continues to be centered on drinking water providers; however, our sales team is also continuing progress with other new opportunities with additional wineries, and a pilot recently installed at a manufacturing facility of the world's largest pipe manufacturer.

Although arsenic removal has been the primary focal point of the Company's operation for the past two years, MetSorb media provides Aquacell with the ability to remove other heavy metals, including lead, copper, mercury, uranium, cadmium, selenium, vanadium, and antimony.

Capitalizing on the broad use of this technology, Aquacell is working closely with an oil refinery to remove a heavy metal from their wastewater stream that is generated during the refining process. The oil company could become subjected to hefty fines and all other treatment technologies attempted have failed. To date, our pilot system, which employs sophisticated pre-treatment techniques along with MetSorb, has indicated a high level of success. Assuming that the final test results provide consistent results, an entire new market opportunity will be open to us and the experience gained from this pilot testing activity will give us an advantage in the industry.


Financial Statement Disclosure Update

Aquacell Water is diligently working on completing the audits of the June 30, 2006 and 2007 financial statements with newly engaged independent registered public accountants, PS Stephenson & Co., PC. As you may have seen, the Company announced in March that it dismissed its prior auditing firm, KMJ Corbin & Co. This dismissal involved no auditing or accounting issue, but rather a lack of performance, which primarily centered around a complete turnover of the firm's personnel assigned to us.

Stephenson has been charged with auditing the quarters and years ended that have not yet been publicly filed, as well as the audit of the upcoming current fiscal year, which ends June 30, 2008. In the short time since their engagement, Stephenson has made strong progress in this task, and the Company anticipates the delinquent and current filing to be made within approximately 75 days.

We are all very excited about the future of Aquacell Water and thank you for your continued support. We welcome you to feel free to contact us at any time.


Sincerely,


James Witham                    Kevin Spence
Chairman of the Board           President
Chief Executive Officer         Chief Financial Officer


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Safe Harbor.
Statement Under the Private Securities Litigation Reform Act of 1995.

Statements about the Company's future expectations, including acquisitions, future revenues and earnings, and all other statements in this letter other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the Company's progress, business opportunities and growth prospects, readers and listeners are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the Company at this time, the Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Important factors that may cause actual results to differ are set forth in the Company's periodic filings with the US Securities and Exchange Commission.